ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT


      This ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT (this "Amendment") amends as of the 24th day of July, 2002 (the "Effective Date"), the Shareholder Services Agreement, dated as of October 1, 1993, between New Alternatives Fund, Inc. (the "Company" or the "Fund") and PFPC Inc. ("PFPC") (the "Agreement").

      For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. Privacy. As of the Effective Date, the Agreement is amended by adding the following new provision:

      "Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and redisclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation."

2. Anti-Money Laundering. As of the Effective Date, the Agreement is amended by adding the following new provision:

      "Anti-Money Laundering. To the extent the other provisions of this agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with United States Federal anti-money laundering ("AML") laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act, as follows:
      In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request."

3. General. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


PFPC INC.                                  New Alternatives Fund, Inc.

By:    /s/ Rocco J Cavalieri               By:    /s/ David Schoenwald
   ---------------------------                --------------------------
Name:  Rocco J Cavalieri                   Name:  David Schoenwald
Title: Vice President                      Title: President


PFPC INC.

By:
   ---------------------------
Name:
Title:

                                                            PFPC
                                                            --------------------
                                                            Global Fund Services

                                                  7/19/02


New Alternatives Fund, Inc.

       Re: Anti-money Laundering Services

Dear David:

      This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of an Anti-Money Laundering Amendment dated on or about the date hereof (the "Amendment") to the Shareholder Services Agreement dated October 1, 1993 (the "Agreement") between New Alternatives Fund, Inc. (the "Company") and PFPC for anti-money laundering ("AML") services provided to or on behalf of the Company. In consideration only of the AML services to be provided to the Company, the Company will pay PFPC an annual AML services fee to be calculated and paid monthly as set forth below. Such fees are in addition to, and in no way replace, other fees to which the parties hereto have agreed in connection with the Agreement or any amendment thereto.


--------------------------------------------------------------------------------
      Number of Open Accounts                        Annual Fee
--------------------------------------------------------------------------------
            100 - 9,999                              * $3,000
--------------------------------------------------------------------------------
         10,000 - 49,999                               $6,000
--------------------------------------------------------------------------------
         50,000 - 99,999                              $13,000
--------------------------------------------------------------------------------
        100,000 - 499,999                             $26,000
--------------------------------------------------------------------------------
        500,000 - 999,999                             $35,000
--------------------------------------------------------------------------------
            1,000,000+                                $50,000
--------------------------------------------------------------------------------

* Fee that will apply to your fund group based on June 30, 2002 numbers.

      The AML services fee for the period from July 24, 2002 until the end of the year shall be prorated according to the proportion that such period bears to the full annual period.

      If the foregoing accurately sets forth our agreement about fees for AML services and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.                                  New Alternatives Fund, Inc.

By:    /s/ Rocco J Cavalieri               By:    /s/ David Schoenwald
   ---------------------------                --------------------------
Name:  Rocco J Cavalieri                   Name:  David Schoenwald
Title: Vice President                      Title: President